Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Novibet PLC

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares(1)(6)	457(f)(1)	25,156,250	$9.98 (2)	$251,059,375 (2)	.0000927	$23,273.20 (2)
	Equity	Warrants, each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 (3)(6)	457(g)	20,062,500	N/A (4)	N/A (4)	N/A (4)	N/A (4)
	Equity	Ordinary Shares issuable upon exercise of Warrants (5)(6)	457(g)	20,062,500 (5)	$11.50 (5)	$230,718,750 (5)	.0000927	$21,387.63 (5)
	Total Offering Amount					$481,778,125		$44,660.83
	Net Fees Due							$44,660.83

(1)

The number of ordinary shares, nominal value $1.00 per share (the “PubCo Ordinary Shares”), of Novibet PLC, a United Kingdom public limited company, being registered represents (i) the number of shares of Class A common stock of Artemis (including the shares of Class A common stock of Artemis that were included in the units issued in Artemis’s initial public offering) that were registered pursuant to the Registration Statement on Form S-1 (Registration No. 333-253092) and offered by Artemis in its initial public offering and (ii) the number of shares of Class B common stock of Artemis that were issued in a private placement prior to its initial public offering to Artemis Sponsor, LLC and various anchor investors.

(2)

The “Proposed Maximum Offering Price Per Unit” and “Maximum Aggregate Offering Price” for the PubCo Ordinary Shares are estimated solely for the purpose of calculating the registration fee, calculated pursuant to Rule 457(f)(1) and Rule 457(f)(3), based on the average of the high and low prices of the shares of Class A common stock of Artemis on The Nasdaq Stock Market LLC on September 7, 2022.

(3)

In connection with the Business Combination, each whole Artemis Warrant described in the related proxy statement/prospectus that is issued and outstanding at the Closing will be assumed by PubCo (the “PubCo Warrants”) and will be thereafter exercisable in accordance with the terms of the Assumed Warrant Agreement described in the related proxy statement/prospectus.

(4)

The maximum number of PubCo Warrants and PubCo Ordinary Shares issuable upon exercise of the PubCo Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the PubCo Warrants has been allocated to the PubCo Ordinary Shares issuable upon exercise of the PubCo Warrants and included in the registration fee paid in respect of such PubCo Ordinary Shares. No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(5)

Represents the PubCo Ordinary Shares that may be issued upon exercise of the PubCo Warrants. Each PubCo Warrant will be exercisable, in accordance with the terms of the Assumed Warrant Agreement, for one (1) PubCo Ordinary Share at an exercise price of $11.50 per PubCo Ordinary Share, subject to adjustment, with the exercise period beginning 30 days following the Closing. The “Proposed Maximum Offering Price Per Unit” and “Maximum Aggregate Offering Price” for the PubCo Ordinary Shares issuable upon exercise of the PubCo Warrants are estimated solely for the purpose of calculating the registration fee, calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the PubCo Warrants.

(6)

Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.